Exhibit 10.1

RETENTION AGREEMENT

This Agreement between Lawrence P. Bascom (“you”) and 21st Century Insurance Group and its subsidiary, 21st Century Insurance Company (hereinafter collectively referred to as the “Company”) has been entered into as of 11/29/2004.  This Agreement promises you severance benefits if you are terminated without Cause or resign for Good Reason during the Term of this Agreement.  Capitalized terms are defined in the last section of this Agreement.

1.                                      Purpose

The Company considers a sound and vital management team to be essential. Management personnel who become concerned about the possibility that the Company may undergo substantial or adverse changes may terminate employment or become distracted. Accordingly, the Board has determined that appropriate steps should be taken to minimize the distraction or concerns executives may suffer from the possibility of such events or business conditions.  One step is to enter into this Agreement with you.

2.                                      Events That Trigger Severance Benefits

(a)                               Termination

You will receive Severance Benefits under this Agreement if, during the Term of this Agreement, your employment is terminated by the Company without Cause or you resign for Good Reason.

Your Severance Benefits under this Agreement will continue to apply if you are transferred to an affiliate of the Company and you are terminated by such affiliate without Cause or you resign from such affiliate for Good Reason.

(b)                               Successor Fails to Assume This Agreement

You also will receive Severance Benefits under this Agreement if, during the Term of this Agreement, a successor to the Company or affiliate to which you are transferred fails to assume this Agreement.

3.                                      Events That Do Not Trigger Severance Benefits

You will not be entitled to Severance Benefits if your employment ends because you are terminated for Cause or on account of Disability or because you resign without Good Reason, retire, or die.  Except as provided in Section 2(b), you will not be entitled to Severance Benefits while you remain protected by this Agreement and remain employed by the Company, its affiliates, or their successors.

4.                                      Termination Procedures

If you are terminated by the Company during the Term of this Agreement, you will receive advance written notice of your termination (“Termination Notice”). This Termination Notice will be given to you at least 30 days in advance, unless you are being terminated for Cause.  The Termination Notice will indicate why you are being terminated and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for your termination.  If you are being terminated for Cause, your Termination Notice will include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (at a meeting of the Board called and held for the purpose of considering your termination and after reasonable notice to you and an opportunity for you and your counsel to be heard before the Board) finding that Cause for your termination exists and specifying the basis for that opinion in detail.  If you are purportedly terminated without the Termination Notice required by this Section, your termination shall not be effective.

5.                                      Severance Benefits

(a)                               In General

If you become entitled to Severance Benefits under this Agreement, you will receive all of the Severance Benefits described in this Section. Severance Benefits payable to you following your termination of employment will be paid only if you deliver to the Company (within an agreed upon time and in a mutually acceptable form) your executed general and special release (The “Release”) of all claims you may have against the Company, its affiliates and directors, officers, employees and others specified in the Release, relating to your termination of employment, other than claims for failure to fulfill obligations created by the Agreement, indemnification and defense cost adjustment rights, pension plan and supplemental executive retirement plans, 401(k) plans and supplemental 401(k) plans, stock option and restricted stock plans, or under any other employee benefit or vacation programs of the Company to which you are entitled.

(b)                               Lump-Sum Payment in Lieu of Future Compensation

In lieu of any further cash compensation for periods after your employment ends, you will be paid a cash lump sum equal to 2.5 times your annual base salary in effect immediately before any Notice of Termination or Good Reason event for which you terminate employment.

(c)                                Vesting of Stock Options and Waiver of 90 Day Post-Termination Expiration Provision

Notwithstanding any provision to the contrary, if you become entitled to Severance Benefits under this Agreement, the Company agrees that any unvested stock option grants outstanding shall become immediately vested on the date your employment ends and that the Company shall waive any requirement that vested options be exercised within 90 days of termination of employment and allow such options to be exercisable for their full remaining term, subject to a maximum of five years from the date of termination of your employment.

(d)                               Group Insurance Benefit Continuation

During the period that begins when you become entitled to Severance Benefits under this Agreement and ends on the last day of the 30th calendar month beginning thereafter, the Company shall provide, at no cost to you or your spouse or dependents, the life, disability, accident, and health insurance benefits (or substantially similar benefits) it was providing to you and your spouse and dependents immediately before you became entitled to Severance Benefits under this Agreement (or immediately before a benefit reduction that constitutes Good Reason, if you terminate employment for that Good Reason). These benefits shall be treated as satisfying the Company’s COBRA obligations.  After the benefit continuation under this subsection ends, you and your spouse and dependents will be entitled to any remaining COBRA rights. This benefit will terminate at such time as you become eligible for substantially similar benefits as a result of subsequent employment.

6.                                      Golden Parachute Limitation

Your aggregate payments and benefits under this Agreement and all other contracts, arrangements, or programs shall not exceed the maximum amount that may be paid without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company’s independent auditors.  If your benefits must be cut back to avoid triggering such penalties, your benefits will be cut back in the priority order you designate or, if you fail to designate an order within a reasonable time specified by the Company, in the priority order designated by the Company.  You and the Company agree to cooperate with each other reasonably in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties on payments or benefits you receive.

7.                                      Time for Payment

You will be paid your cash Severance Benefits within 5 days after you become entitled to Severance Benefits under this Agreement (e.g., within 5 days following your termination of employment) or, if later, the date specified in the Separation Agreement and General and Special Release of Claims Agreement executed in connection with this Agreement.

8.                                      Payment Explanation

When payments are made to you, the Company will provide you with a written statement explaining how your payments were calculated and the basis for the calculations.  This statement will include any opinions or other advice the Company has received from auditors or consultants as to the calculation of your benefits.

9.                                      Relation to Other Severance Programs

Your Severance Benefits under this Agreement are in lieu of and supercede any severance or similar benefits that may be payable to you under any other employment agreement or other arrangement, other than any benefits payable under the Executive Severance Plan as it exists on the date hereof (the “Executive Severance Plan”) and the Supplemental Executive Retirement Plan which may be payable following a change in control of the Company. In the event you are terminated or resign after a change in control under circumstances which entitle you to benefits under the Executive Severance Plan, you shall be entitled to receive the benefits payable under the Executive Severance Plan (subject to all the terms and limitations thereof) and you shall not be entitled to any Severance Benefits under this Agreement if you in fact receive the severance benefits to which you are entitled under the Executive Severance Plan. Nothing in this Agreement shall be deemed to affect your entitlement to benefits payable under the Supplemental Executive Retirement Plan. Subject to the foregoing, this Agreement constitutes the entire agreement between you and the Company and its affiliates with respect to severance benefits.

10.                               Amendments

This Agreement may be modified only by a written agreement executed by you and the chief executive officer or general counsel of the Company that is approved by the Board of Directors of the Company.

11.                               Governing Law

This Agreement creates a “top hat” employee benefit plan subject to the Employee Retirement Income Security Act of 1974, and it shall be interpreted, administered, and enforced in accordance with that law; the Company is the “plan administrator.” To the extent that state law is applicable, the statutes and common law of the State of California, excluding any that mandate the use of another jurisdiction’s laws, shall apply.

12.                               Claims

(a)                               When Required; Attorneys’ Fees

You do not need to present a formal claim to receive benefits payable under this Agreement.  However, if you believe that your rights under this Agreement are being violated, you must file a formal claim with the Company (for the purposes of this Section 12, 21st Century Insurance Group) in accordance with the procedures set forth in this Section.  If the claim cannot be resolved under these administrative procedures, the Company will pay you ten (10) percent per annum simple interest on all payments ultimately determined to have not been timely made.  In addition, the Company shall upon presentation of appropriate commercial vouchers pay all legal expenses which include all reasonable attorneys’ fees and related costs and expenses in connection with enforcing your rights under this Agreement, including negotiating or settling any claim, subject to your obligation to promptly repay (within 90 days after demand therefore) all such fees costs and expenses if you do not ultimately prevail and it is determined that you were not acting in good faith.

(b)                               Initial Claim

Your claim must be presented to the Company in writing.  Within 30 days after receiving the claim, a claims official appointed by the Company will consider your claim and issue his or her determination thereon in writing.  The claims official may extend the determination period for up to an additional 90 days by giving you written notice.  With your consent, the initial claim determination period can be extended further. If you can establish that the claims official failed to respond to your claim in a timely manner, you may treat the claim as having been denied by the claims official.

(c)                                Claim Decision

If your claim is granted, the benefits or relief you are seeking will be provided.  If your claim is wholly or partially denied, the claims official shall, within 30 days (or a longer period, as described above), provide you with written notice of the denial, setting forth, in a manner calculated to be understood by you: (i) the specific reason or reasons for the denial; (ii) specific references to the provisions on which the denial is based; (iii) a description of any additional material or information necessary for you to perfect your claim, together with an explanation of why the material or information is necessary; and

(iv) an explanation of the procedures for appealing denied claims.  If you establish that the claims official has failed to respond to your claim in a timely manner, you may treat the claim as having been denied by the claims official.

(d)                               Appeal of Denied Claims

You may appeal the claims official’s denial of your claim in writing to an appeals official designated by the Company (which may be a person, committee, or other entity) for a full and fair appeal.  In connection with the appeals proceeding, you (or your duly authorized representative) may review pertinent documents and may submit issues and comments in writing.

(e)                                Appeal Decision

The decision by the appeals official will be made within 30 days after your appeal request, unless special circumstances require an extension of time, in which case the decision will be rendered as soon as possible, but not later than 120 days after your appeal request, unless you agree to a greater extension of that deadline.  The appeal decision will be in writing, set forth in a manner calculated to be understood by you; it will include specific reasons for the decision, as well as specific references to the pertinent provisions of this Agreement on which the decision is based.  If you do not receive the appeal decision by the date it is due, you may deem your appeal to have been denied.

(f)                                   Procedures

The Company will adopt procedures by which initial claims and appeals will be considered and resolved; different procedures may be established for different claims.  All procedures will be designed to afford you full and fair consideration of your claim.  Notwithstanding anything in this Section 12 to the contrary, claims and appeals shall be resolved through procedures that comply with applicable Department of Labor regulations as then in effect.

13.                               Limitation on Employee Rights

This Agreement does not give you the right to be retained in the service of the Company.

14.                               Validity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

15.                               Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

16.                               Giving Notice

(a)                               To the Company

All communications from you to the Company relating to this Agreement must be sent to the Company in writing, addressed as follows (or in any other manner the Company notifies you to use):

If Mailed                                                                                                                                                21st Century Insurance Group
Attention: Bruce W. Marlow, President and CEO
6301 Owensmouth Ave.

Woodland Hills CA 91367

If Faxed                                                                                                                                                      21st Century Insurance Group
Attention: Bruce W. Marlow, President and CEO
Fax:  818 715-6223
Tel.:  818 704-3393

(b)                               To You

All communications from the Company to you relating to this Agreement must be sent to you in writing, addressed as indicated at the end of this Agreement.

17.                               Definitions

(a)                               Agreement

“Agreement” means this contract, as amended.

(b)                               Board

“Board” means the Board of Directors of the 21st Century Insurance Group.

(c)                                Cause

“Cause” means any of the following:

(1)                               Willful Failure to Perform Duties.  You continue willfully to fail to perform your duties for the Company after a written demand for performance has been delivered to you by the Board that specifically identifies how you have failed to perform.  Your conduct will not be considered “willful” if a reasonable person would believe that you were acting in the best interests of the Company, you believed the action you were requested to perform was unlawful or unethical, or if your failure to perform was caused by your physical or mental illness.  You may not be terminated for Cause under this paragraph after you have properly notified the Company that you are resigning for Good Reason.

(2)                               Willful Adverse Conduct.  You willfully engage in conduct that is demonstrably and materially injurious to the Company or its affiliates, monetarily or otherwise.  Your conduct will not be considered “willful” if you believed in good faith that you were acting in the best interests of the Company and such belief was reasonable.

(3)                               Disability.

(d)                               Company

“Company” means 21st Century Insurance Group and 21st Century Insurance Company and any successor to the business or assets of either that (by operation of law, or otherwise) assumes and agrees to perform this Agreement.  The liability of the each such Company hereunder shall be joint and several.

(e)                                Disability

“Disability” means that, due to physical or mental disability: (i) you have been absent from the full-time performance of your duties with the Company for substantially all of a period of 6 consecutive months; (ii) the Company has notified you that it intends to terminate your employment because of your inability to perform your job duties on account of Disability; and (iii) you do not resume the full-time performance of your duties within 30 days after receiving notice of your intended termination on account of your inability to perform your job duties on account of Disability.

(f)                                   Good Reason

“Good Reason” means the occurrence of any of the following without your express written consent:

(1)                               Breach of Promise.  The Company has committed a material breach of its obligations under this Agreement.

(2)                               Improper Termination.  You are purportedly terminated, other than pursuant to a Termination Notice satisfying the requirements of Section 4.

(3)                               Constructive Termination.  You are constructively terminated by the Company, as reasonably determined by you in good faith, by reason of Company, Board or controlling shareholder actions that (i) reduce your base compensation or benefits by more than 5% in any 12 month period, or (ii) reduce by more than 25% your benefits under incentive plans without regard to either your performance or the Company’s performance, or (iii) demote you or materially change the nature or location of your position, or transfer you to an affiliate of the Company without your consent other than another wholly-owned subsidiary of 21st Century Insurance Group or (iv) interfere with your ability to fulfill the responsibilities of your office in a lawful manner.

However, an event that is or would constitute Good Reason shall cease to be Good Reason if: (a) you do not terminate employment within 45 days after the event occurs; or (b) you were a primary instigator of the Good Reason event and the circumstances make it inappropriate for you to receive benefits under this Agreement (e.g., you agree temporarily to relinquish your position on the occurrence of a merger transaction you negotiate). If you have Good Reason to terminate employment, you may do so even if you are on a leave of absence due to physical or mental illness or any other reason.

(g)                               Severance Benefits

“Severance Benefits” means your benefits under Section 5 of this Agreement.

(h)                               Term of this Agreement

“Term of this Agreement” means the period that commences on the date of this Agreement and ends on a date specified by the Board for expiration of this Agreement (at least 24 months’ advance written notice of this date must be given to you before it is effective); provided, however, that in no event shall the Term of this Agreement be less than three years.

21st Century Insurance Group

Date	11/19/04	/s/
Bruce W. Marlow
President and CEO

21st Century Insurance Company

Date	11/22/04	/s/
Lawrence Bascom